SECOND AMENDMENT TO
                              AGREEMENT AND PLAN OF
                            MERGER AND REORGANIZATION

     This Second Amendment to Agreement and Plan of Merger and Reorganization ("Amendment") is made effective as of August 31, 1996, between NETTER DIGITAL ENTERTAINMENT, INC., a Delaware corporation ("NDEI"), NETTER ACQUISITION INC., a California corporation ("NAC") and VIDESSENCE, INC., California corporation ("Videssence"), with reference to the following facts:

     A. NDEI, NAC and Videssence entered into an Agreement and Plan of Merger and Reorganization dated April 26, 1996 (the "Merger Agreement") pursuant to which NAC would merge into Videssence, making Videssence the wholly-owned subsidiary of NDEI.

     B. NDEI, NAC and Videssence entered into the First Amendment to Merger Agreement, dated July 3, 1996 (the "First Amendment") whereby the parties amended and modified the Merger Agreement.

     C. NDEI, NAC and Videssence wish to amend the First Amendment and further amend the Merger Agreement to merge NAC into Videssence such that Videssence becomes the wholly-owned subsidiary of NDEI on the terms and conditions set forth in the Merger Agreement and the First Amendment, both as modified in this Amendment.

     D. Terms with initial capital letters used in this Amendment and not otherwise defined herein shall have the same meanings set forth in the Merger Agreement or the First Amendment.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Modification to First Amendment: The First Amendment is hereby modified as follows:

          1.1. Section 1.1 to the First Amendment shall be amended and restated as follows: Operating Profit Escrow Shares. On the Escrow Release Date, provided Surviving Corporation achieves 1996 Videssence Operating Profit (defined below) of $347,500 for the period commencing January 1, 1996 and ending on the date seven months after the Closing Date, Escrow Agent shall deliver from Escrow to the Videssence Shareholders (on a pro rata basis based on their ownership interest immediately prior to the Effective Time) all of the 144,444 Operating Profit Escrow Shares. In the event Surviving Corporation achieves 1996 Videssence Operating Profit of less than $347,500, but at least $173,750 for the period commencing January 1, 1996 and ending on the date seven months after the


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Closing Date,  then Escrow Agent shall deliver from the Operating  Profit Escrow
Shares to the Videssence Shareholders (on a pro rata basis) such number of Netter Shares equal to the product of (i) 144,444, and (ii) the quotient of (x) the amount by which the actual 1996 Videssence Operating Profit exceeds $173,750 divided by (y) $173,750, and shall deliver to Netter the balance of the Operating Profit Escrow Shares. If Surviving Corporation fails to achieve 1996 Videssence Operating Profit of at least $173,750 for the period commencing January 1, 1996 and ending on the date seven months after the Closing Date, the Videssence Shareholders shall receive none of such Operating Profit Escrow Shares, all 144,444 of which the Escrow Agent shall deliver to Netter.

          1.2. Section 1.5 of the First Amendment shall be amended and restated as follows: by Netter if any of the conditions in Article VII have not been satisfied as of October 31, 1996 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Netter to comply with its obligations under this Agreement) and Netter has not waived such condition on or before October 31, 1996; or

          1.3. Section 1.6 to the First Amendment shall be amended and restated as follows: by Videssence, if any of the conditions in Article VIII not been satisfied as of October 31, 1996 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Videssence to comply with their obligations under this Agreement) and Videssence has not waived such condition on or before October 31, 1996;

          1.4. Section 1.7 to the First Amendment shall be amended and restated as follows: by either Netter or Videssence if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 1996, or such later date as the parties may agree upon.

     2. Other Provisions Unmodified. Except as expressly modified hereby, the rights, obligations and terms of the First Amendment and the Merger Agreement shall remain unmodified and in full force and effect. In the event of a conflict between the Amendment, the First Amendment and the Merger Agreement, the Amendment shall be controlling.

     3. Counterparts. This Amendment may be executed in several counterparts, and all so executed shall constitute an agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.


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     IN WITNESS  WHEREOF,  this  Amendment is effective as of the date first set forth above.



NETTER DIGITAL ENTERTAINMENT, INC.,
 a Delaware corporation



By /s/Douglas Netter
   _______________________________________
   Douglas Netter, President


VIDESSENCE,  INC.,  a California corporation



By /s/Paul Costa
   _______________________________________
   Paul Costa, President


NETTER ACQUISITION, INC., a California
corporation


By /s/Douglas Netter
   ______________________________________
   Douglas Netter, President






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